As filed with the Securities and Exchange Commission on June 14, 2024

Registration No. 333-271170

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE Amendment No. 4

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HELIOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-4204953
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

130 West Union Street
Pasadena, California 91103
626-720-4530

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Debbie Chen
General Counsel
Heliogen, Inc.
130 West Union Street
Pasadena, California 91103
Tel: 626-720-4530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John-Paul Motley

Cooley LLP
355 South Grand Avenue, 9th Floor
Los Angeles, California 90071
Tel: (213) 561-3204

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 4 (this “Amendment”) relates to the Registration Statement on Form S-3 (No. 333-271170), initially filed by Heliogen, Inc. (the “Company”) on April 6, 2023, and declared effective on July 18, 2023 (the “Registration Statement”). The prospectus included in the Registration Statement is a combined prospectus relating to this Registration Statement and to the registration statement on Form S-3 (No. 333-262319), initially filed by the Company on January 24, 2022 as a registration statement on Form S-1, and declared effective on February 3, 2022 (the “Initial Registration Statement”). The Registration Statement, as combined with the Initial Registration Statement, relates to (A) the offer and sale by the Company of up to an aggregate amount of $150,000,000 of the Company’s common stock, preferred stock, debt securities, warrants, rights and units, (B) the issuance by the Company of up to 8,496,666  shares of common stock upon the exercise of certain warrants and (C) the resale by the selling stockholders named therein of up to an aggregate of (i) 71,171,841 shares of common stock (including 163,333 shares issuable upon the exercise of the whole Private Warrants (the “Private Warrants”)) and (ii) 163,333 Private Warrants (collectively, the “Securities”).

On June 10, 2024, the New York Stock Exchange (“NYSE”) filed with the Securities and Exchange Commission a Notification of Removal from Listing and/or Registration of Form 25 to delist the Company’s common stock and Private Warrants from the NYSE and deregister the Company’s common stock and Private Warrants under Section 12(b) of the Securities Exchange Act of 1934, as amended. The delisting will become effective on June 20, 2024. As a result of such delisting of securities from the NYSE, the Company is no longer eligible to register on Form S-3 the resale by the selling stockholders of the shares of common stock and Private Warrants. In addition, as a result of a decline in the aggregate market value of the voting and non-voting common equity held by non-affiliates, the Company is also limited in the amount of securities the Company may offer and sale for cash pursuant to Instruction I.B.6 of Form S-3.

This Amendment is being filed to terminate the effectiveness of the Registration Statement and deregister the offer of all Securities previously registered under the Registration Statement that have not been sold or otherwise issued as of the date of this Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of the Securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this 14th day of June, 2024.

HELIOGEN, INC.

By:	/s/ Christiana Obiaya
Christiana Obiaya
Chief Executive Officer

No other person is required to sign this Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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